As filed with the Securities and Exchange Commission on December 6, 2006

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MSC.SOFTWARE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-2239450
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2 MacArthur Place

Santa Ana, California 92707

(Address, Including Zip Code, of Principal Executive Offices)

MSC.Software Corporation

2006 Performance Incentive Plan

(Full Title of the Plan)

John A. Mongelluzzo, Esq.

Executive Vice President, General Counsel and Secretary

MSC.Software Corporation

2 MacArthur Place

Santa Ana, California 92707

(714) 540-8900

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Richard A. Boehmer, Esq.

O’Melveny & Myers LLP

400 South Hope Street

Los Angeles, California 90071

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.01 par value per share	7,749,596 Shares	(1)(2)	$15.55(3)	$120,506,218(3)	$12,895(3)

(1)	This Registration Statement covers, in addition to the number of shares of MSC.Software Corporation, a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the MSC.Software Corporation 2006 Performance Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.
(2)	Each share of Common Stock is accompanied by a junior participating preferred stock purchase right pursuant to the Rights Agreement, dated October 5, 1998 and amended October 18, 2004, between the Company and Mellon Investor Services LLC, as Rights Agent.
(3)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on December 4, 2006, as quoted on the Nasdaq Global Market.

The Exhibit Index for this Registration Statement is at page 8.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005, filed with the Commission on June 12, 2006 (Commission File No. 001-08722);

(b)	The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended September 30, 2006, June 30, 2006 and March 31, 2006, filed with the Commission on November 13, 2006, August 10, 2006 and July 10, 2006, respectively (each, Commission File No. 001-08722);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on December 1, 2006, November 1, 2006, September 29, 2006, August 3, 2006, June 28, 2006, June 20, 2006, June 9, 2006, June 1, 2006, May 23, 2006, April 14, 2006, March 20, 2006 (as amended on May 26, 2006), March 16, 2006 and February 6, 2006 (each, Commission File No. 001-08722);

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on August 29, 2006 (Commission File No. 001-08722), and any other amendment or report filed for the purpose of updating such description; and

(e)	The description of the Company’s junior participating preferred stock purchase rights contained in its Registration Statement on Form 8-A filed with the Commission on August 29, 2006 (Commission File No. 001-08722), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Delaware law provides for the indemnification of officers and directors in terms sufficiently broad to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Pursuant to Section 145 of the Delaware General Corporation Law, a corporation may indemnify an officer or director if that person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to criminal actions or proceedings, had no reason to believe the conduct was unlawful.

The Company has adopted provisions in its Certificate of Incorporation which limit the liability of its directors and officers to the fullest extent permitted by Delaware law. The Company will indemnify its directors and officers for claims against them arising out of their duties as directors or officers of the Company. Such indemnification includes any attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement and amounts expended in seeking indemnification granted for such person under applicable law, the Bylaws or any agreement with the Company reasonably incurred by a director or officer, provided such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company. The Company may also advance expenses (including attorneys’ fees) to its directors and officers relating to such claims. The Company has purchased and maintains insurance covering any liabilities asserted against and incurred by its directors and officers acting in such capacities, whether or not the Company would have the power or obligation to indemnify such directors or officers under its Bylaws.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the attached Exhibit Index at page 8, which is incorporated herein by reference.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on November 28, 2006.

MSC.SOFTWARE CORPORATION

By:	/s/ William J. Weyand
William J. Weyand
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William J. Weyand, John J. Laskey and John Mongelluzzo, and each of them, acting individually and without the others, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William J. Weyand William J. Weyand	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 28, 2006

/s/ John J. Laskey John J. Laskey	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 28, 2006

/s/ Masood A. Jabbar Masood A. Jabbar	Director	November 27, 2006

/s/ Donald Glickman Donald Glickman	Director	November 3, 2006

/s/ William F. Grun William F. Grun	Director	November 17, 2006

/s/ Ashfaq A. Munshi Ashfaq A. Munshi	Director	November 17, 2006

/s/ George N. Riordan George N. Riordan	Director	November 16, 2006

/s/ Mark A. Stevens Mark A. Stevens	Director	November 2, 2006

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.	MSC.Software Corporation 2006 Performance Incentive Plan. (Filed as Exhibit A to the Company’s Proxy Statement filed with the Commission pursuant to Section 14(a) of the Exchange Act on August 8, 2006 (Commission File No. 001-08722) and incorporated herein by this reference.)

5.	Opinion of O’Melveny & Myers LLP (opinion re legality).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).